FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT
                             BETWEEN
             PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                               AND
                 WASTE MANAGEMENT HOLDINGS, NC.
                       DATED MAY 16, 2000


     This  First Amendment, dated August 31, 2000,to  the May 16,
2000 Stock Purchase Agreement between Perma-Fix Environmental
Services, Inc. and Waste Management Holdings, Inc.

     WHEREAS, Perma-Fix Environmental Services, Inc. (as "Buyer") and Waste Management Holdings, Inc. (as "Seller") are parties to a Stock Purchase Agreement between Perma-Fix Environmental Services, Inc. and Waste Management Holdings, Inc., dated May 16, 2000 ("Agreement"); and

     WHEREAS, Buyer and Seller desire to amend the Agreement as expressly provided in this First Amendment; and

     WHEREAS, the Board of Directors of Buyer and Seller, respectively have approved this amendment to the Agreement.

     Now, therefore, in consideration of the premises and mutual promises herein made, the parties agree to amend the Agreement as follows:

     1) Article 1 "Definitions" of the Agreement is modified at (d) to read as follows: "(d) "Buyer's Guaranteed Note" has the meaning set forth in Article 2 (b) (1) below and "Buyer's Note" has the meaning set forth in the Article 2 (b) (2) below."

     2) Sections (b), (c), and (d) of Article 2 "Purchase and Sale of DSSI Shares" of the Agreement are modified to read as follows:

          (b) Purchase Price. The Buyer agrees to pay Seller at Closing $8,500,000 (the "Purchase Price") by delivery of:

               (1)  its promissory note (the "Buyer's Guaranteed
Note") in the form of Exhibit B attached hereto in the aggregate principal amount of $2,500,000, bearing an annual rate of interest equal to the prime rate charged on August 30, 2000 as published in the Wall Street Journal plus 1.75% per annum on any unpaid principal balance and having a term of the lesser of (i) 120 days from the Closing Date, or (ii) the business day before the date that Buyer acquired any entity or substantially all of the assets of an entity, ("Maturity Date"), with interest and principal due in lump sum at the end of the Maturity Date. Such note shall be secured by the assets of DSSI, except for accounts, accounts receivables, general intangibles, contract rights, cash, and proceeds thereof; and

                (2) its unsecured promissory note (the "Buyer's Note") in the form of Exhibit A attached hereto in the aggregate principal amount of $3,500,000 and bearing interest at a rate of 7% per annum on any unpaid principle balance and having a term of five years from the Closing Date, with interest payable annually and principal due in lump sum at the end of the five year term; and
(3) $2,500,000 in cash payable by wire transfer to Seller at Closing.

          (c) Adjustments to Purchase Price {This section intentionally left blank.} The remainder of article 2(c) is hereby deleted.

(d) The Closing. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place on ________________at the offices of Burns, Figa & Will, P.C., 6400 South Fiddlers Green Circle, Suite 1030, Englewood, CO 80111 commencing at 10:00 a.m. mountain time, later of August 31, 2000 or the second business day following satisfaction or waiver of all conditions of the Parties to consummate the transaction comtemplated herein, or such other date as the Buyer and Seller may mutually determine (the "Closing Date"). If the Closing has not occurred on or before the later of August 31, 2000 or such longer time period as is necessary to obtain the approvals of the applicable government authorities relating to the permits and licenses of DSSI as necessary to consummate the transaction contemplated hereunder, then either of the Parties may terminate this Agreement by giving notice of such termination; except that a Party may not terminate this Agreement if Closing has not occurred by the later of August 31, 2000 or such longer period as is necessary to obtain the approvals of the applicable government authorities relating to the permits and licenses of DSSI as necessary to consummate the transaction contemplated hereunder due to such parties breach of its representations, warranties and covenants contained herein.

     3) Sections (2), (6), and (7) of Article 3(e) "Investment"of the Agreement are amended to read as follows:

               (2) is acquiring the Buyer's Guaranteed Note and the Buyer's Note solely for its own account for investment purposes, and not with a view to distribution thereof.

               (6) is able to bear the risk and lack of liquidity inherent in holding the Buyer's Guaranteed Note and the Buyer's Note; and

               (7) Agrees that the Buyer's Guaranteed Note and the Buyer's Note will bear a legend stating in substance:

                    This Note has been acquired for investment and has not been registered under the Securities Act of 1933, as amended ("Securities Act"), in reliance on an exception contained in the Securities Act. This Note may only be transferred pursuant to an effective registration statement under the Securities Act and any applicable state securities laws unless there is furnished to Buyer an opinion of counsel or other evidence satisfactory to Buyer to the effect that such registration is not required. This Note is

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
                    subject to the terms of that certain Stock Purchase Agreement dated May 16, 2000, between the Maker and the Payee of this Note, as amended by the First Amendment to Stock Purchase Agreement between Maker and Payee, dated August 31, 2000.

     4) The Agreement, as amended by this First Amendment, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.


"SELLER"                              "BUYER"

Waste Management Holdings, Inc.        Perma-Fix Environmental Services, Inc.

By:  /s/ Robert G. Simpson             By:  /s/ Louis Centofanti
     ________________________               _________________________________
                                            Dr. Louis F. Centofanti
Title: President                       Title: President
      _______________________








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